EXHIBIT 99.1

Contact:	Aaron’s Holdings Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

Aaron’s Holdings Reports Record Third Quarter Revenues and Earnings

•Third Quarter Revenues of $1.05 Billion, up 9.2%
•Diluted EPS $1.60; Non-GAAP Diluted EPS $1.80, up 147%
•Progressive Revenues of $601 Million, up 13.7%
•Aaron's Business Revenues up 3.4%; Same Store Revenues up 7.3%
•Spin Transaction Expected to be Completed During the Fourth Quarter

ATLANTA, October 29, 2020 - Aaron’s Holdings Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended September 30, 2020.
"We are pleased to announce record third quarter revenues and earnings. Progressive Leasing and the Aaron’s Business continued to perform well during this period of uncertainty caused by the ongoing pandemic. I am proud of our teams for executing at such a high level during the quarter despite supply chain disruptions, changing consumer behavior and ongoing retail restrictions in certain markets. Our team has done an outstanding job effectively managing our business in a very challenging environment,” said John Robinson, Chief Executive Officer at Aaron’s Holdings Company, Inc. “Regarding our previously announced separation, we believe the Company is on track to complete the transaction during the fourth quarter."

Consolidated Results
For the third quarter of 2020, consolidated revenues were $1.05 billion compared with $963.8 million for the third quarter of 2019, an increase of 9.2%. The increase in consolidated revenues was due to continued strength in customer payment activity across our businesses, which the Company believes is partially a result of various government stimulus programs enacted in response to the COVID-19 pandemic.
    Net earnings for the third quarter of 2020 were $109.3 million compared to net earnings of $39.8 million in the prior year period. Net earnings in the third quarter of 2020 included $8.3 million in pre-tax spin-related separation charges and $4.0 million in pre-tax restructuring charges. Net earnings in the third quarter of 2019 included $5.5 million in pre-tax restructuring charges.
    Adjusted EBITDA for the Company was $178.3 million for the third quarter of 2020, compared with $87.1 million for the same period in 2019, an increase of $91.3 million, or 104.8%. As a percentage of revenues, adjusted EBITDA was 16.9% in the third quarter of 2020 compared with 9.0% for the same period in 2019.
Diluted earnings per share for the third quarter of 2020 were $1.60 compared with diluted earnings per share of $0.58 in the year ago period. On a non-GAAP basis, diluted earnings per share were $1.80 in the third quarter of 2020. This compares with non-GAAP diluted earnings per share of $0.73 for the same quarter in 2019, an increase of $1.07 or 147%.
    The Company generated $551.8 million in cash from operations during the nine months ended September 30, 2020 and ended the third quarter with $470.2 million in cash, compared with a cash balance of $57.8 million at the end of 2019. Total available liquidity was $956.3 million as of September 30, 2020.

Progressive Leasing Segment Results
Progressive Leasing’s revenues in the third quarter of 2020 increased 13.7% to $601.1 million compared to $528.9 million in the third quarter of 2019. Third quarter invoice volume increased 3.4%, with improving customer demand partially offset by shortages of available products in many of its retail partners, primarily in the furniture, electronics and appliance categories. Invoice volume per active door was up 3.0% and active doors were up 0.4% to approximately 20,000. Progressive Leasing had 892,000 customers at September 30, 2020, a 1.9% decrease from September 30, 2019 primarily as a result of higher than prior year early lease buyout activity.
Earnings before income taxes for the third quarter of 2020 were $103.8 million compared to $53.5 million in the prior year period. Earnings before income taxes for the third quarter of 2020 included $1.8 million in spin-related separation charges. Adjusted EBITDA for the third quarter of 2020 was $115.2 million compared with $62.9 million for the same period of 2019, an increase of 83.4%. As a percentage of revenues, adjusted EBITDA was 19.2% for the third quarter of 2020, an increase of 730 basis points compared to the third quarter of 2019. The margin improvement was due primarily to strong portfolio performance and operating expense control.
The provision for lease merchandise write-offs was 2.1% of revenues in the third quarter of 2020 compared with 7.7% in the same period of 2019. The decrease in the provision for lease merchandise write-offs as a percent of revenues was due primarily to strong customer payment activity and the positive impact of more conservative decisioning implemented at the onset of the COVID pandemic.

The Aaron’s Business Segment Results
For the third quarter of 2020, total revenues for the Aaron’s Business increased 3.4% to $441.0 million from $426.3 million in the third quarter of 2019. The increase was due to strong customer payment activity and higher merchandise sales to our franchisees, partially offset by a reduction of 134 stores during the 15-month period ended September 30, 2020. Same-store revenues increased 7.3% due primarily to strong customer payment activity. Customer count on a same-store basis was down 3.7% during the third quarter of 2020 compared to the same period in 2019. Company-operated Aaron’s stores had 902,000 customers at September 30, 2020, an 8.3% decrease from September 30, 2019. At September 30, 2020, the Aaron’s Business had 1,086 Company-operated stores and 308 franchised stores compared to 1,163 and 341 company-operated and franchised stores, respectively, at the end of the prior year period.
Lease revenue and fees for the three months ended September 30, 2020 increased 1.7% compared with the same period in 2019. Retail sales increased 53.1% compared with the same period in 2019. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, increased 12.0% for the third quarter of 2020 compared with the prior year period.
Earnings before income taxes for the third quarter of 2020 were $39.8 million, which includes the impact of $6.5 million in spin-related separation charges and $4.0 million in restructuring charges. Adjusted EBITDA for the three months ended September 30, 2020 was $65.1 million compared to $25.7 million for the same period in 2019, an increase of $39.4 million or 153.1%. As a percentage of revenues, adjusted EBITDA was 14.8% in the third quarter of 2020 compared to 6.0% in the prior year quarter. The increase in adjusted EBITDA was due primarily to strong customer payment activity and lower merchandise write-offs, partially offset by the impact of a slightly lower portfolio balance entering the third quarter as compared to the same period in the prior year.
The provision for lease merchandise write-offs was 2.4% of revenues in the third quarter of 2020, compared with 7.4% for the same period last year. Contributing to the year-over-year improvement in write-offs was strong customer payment activity, in both our store and e-commerce channels.

Significant Components of Revenue and Franchise Performance
Consolidated lease revenues and fees for the three months ended September 30, 2020 increased 8.7% over the prior year period. Franchise royalties and fees were flat in the third quarter of 2020 compared with the same period a year ago. Franchisee revenues totaled $101.2 million for the three months ended September 30, 2020, a decrease of 2.2% from the prior year period. Same-store revenues for franchised stores increased 5.8% and same-store customer counts declined 5.8% for the third quarter of 2020 compared with the same quarter in 2019. Franchised stores had 210,000 customers at the end of the third quarter of 2020. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2020 Outlook
    For the fourth quarter, we expect consolidated revenues between $1.025 billion and $1.045 billion and Non-GAAP Diluted Earnings Per Share of between $1.20 and $1.30. This outlook assumes no significant deterioration in the current retail environment or in the state of the U.S. economy as compared to its current condition and a gradual improvement in global supply chain conditions. Estimated fourth quarter Non-GAAP Diluted Earnings Per Share assumes no reduction in the COVID-specific reserves established at the end of the first quarter of 2020.
Reconciliation of Non-GAAP Items

	Q4 2020 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$1.14	$1.24
Add: Projected Intangible Amortization Expense	0.06	0.06
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.20	$1.30

Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, October 29, 2020, at 10:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron’s Holdings Company, Inc.
    Headquartered in Atlanta, Aaron’s Holdings Company, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through more than 20,000 retail and e-commerce partner locations in 46 states and the District of Columbia. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,400 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "expected", "believe", "outlook" and similar terminology. These risks and uncertainties include factors such as (i) the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, including the impact of the pandemic and such measures on: (a) demand for the lease-to-own products offered by our Progressive Leasing and Aaron’s Business segments, (b) Progressive Leasing’s retail partners, (c) our customers, including their ability and willingness to satisfy their obligations under their lease agreements, (d) our suppliers’ ability to provide us with the merchandise we need to obtain from them, (e) our employees and labor needs, including our ability to adequately staff our operations, (f) our financial and operational performance, and (g) our liquidity; (ii) uncertainties as to the timing of the separation and whether it will be completed; (iii) the possibility that various closing conditions for the separation may not be satisfied; (iv) failure of the separation to qualify for the expected tax treatment; (v) the risk that the Aaron’s and Progressive businesses will not be separated successfully or such separation may be more difficult, time-consuming and/or costly than expected; (vi) the possibility that the operational, strategic and shareholder value creation opportunities from the separation may not be achieved; (vii) changes in the enforcement of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our businesses; (viii) the effects on our business and reputation resulting from Progressive’s announced settlement and related consent order with the FTC, including the risk of losing existing retail partners or being unable to establish new partnerships with additional retailers, and of any follow-on regulatory and/or civil litigation arising therefrom; (ix) other types of legal and regulatory proceedings and investigations, including those related to customer privacy, third party and employee fraud and information security; (x) the risks associated with our business transformation strategy for our Aaron’s Business not being successful, including our e-commerce and real estate repositioning and optimization initiatives (including the risk that the costs associated with these initiatives exceeds our expectations); (xi) risks associated with the challenges faced by our Aaron’s Business, including the commoditization of consumer electronics and the high fixed-cost operating model of the Aaron’s Business; (xii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and on-line retailers and other competitors; (xiii) financial challenges faced by our franchisees, which we believe may be exacerbated by the COVID-19 pandemic and related governmental or regulatory measures to combat the pandemic; (xiv) increases in lease merchandise write-offs for our Aaron’s Business and increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments for Progressive Leasing, especially in light of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Statements in this press release that are “forward-looking” include without limitation statements about (i) the strength of our businesses during the ongoing economic uncertainty caused by the COVID pandemic, (ii) the expected timing for the completion of our previously announced spin transaction and our ability to complete it; and (iii) our outlook for our consolidated financial performance for the fourth quarter of 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s Holdings Company, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Lease Revenues and Fees	$985,287	$906,776	$3,003,187	$2,758,498
Retail Sales	13,553	8,854	37,104	30,561
Non-Retail Sales	34,820	31,085	94,710	102,190
Franchise Royalties and Fees	8,079	8,087	18,168	25,899
Interest and Fees on Loans Receivable	10,233	8,687	29,555	25,943
Other	325	319	966	961
Total	1,052,297	963,808	3,183,690	2,944,052

Costs and Expenses:
Depreciation of Lease Merchandise	527,883	489,199	1,672,841	1,464,887
Retail Cost of Sales	7,793	5,742	23,720	20,025
Non-Retail Cost of Sales	29,109	24,913	82,006	83,057
Operating Expenses	342,896	383,264	1,099,716	1,154,056
Restructuring Expenses, Net	4,041	5,516	33,318	37,535
Legal and Regulatory Expense, Net of Recoveries	(835)	—	(835)	—
Impairment of Goodwill	—	—	446,893	—
Other Operating Income, Net	(202)	(329)	(128)	(4,712)
Total	910,685	908,305	3,357,531	2,754,848

Operating Profit (Loss)	141,612	55,503	(173,841)	189,204
Interest Income	141	360	560	1,405
Interest Expense	(1,973)	(3,991)	(8,625)	(13,247)
Other Non-Operating Income (Expense), Net	557	(207)	327	1,430
Earnings (Loss) Before Income Tax Expense	140,337	51,665	(181,579)	178,792

Income Tax Expense (Benefit)	30,992	11,864	(79,296)	40,263
Net Earnings (Loss)	$109,345	$39,801	$(102,283)	$138,529

Earnings (Loss) Per Share	$1.62	$0.59	$(1.52)	$2.05
Earnings (Loss) Per Share Assuming Dilution	$1.60	$0.58	$(1.52)	$2.02

Weighted Average Shares Outstanding	67,398	67,400	67,107	67,461
Weighted Average Shares Outstanding Assuming Dilution	68,155	68,652	67,107	68,739

Aaron’s Holdings Company, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	September 30, 2020	December 31, 2019
ASSETS:
Cash and Cash Equivalents	$470,170	$57,755
Accounts Receivable (net of allowances of $59,428 in 2020 and $76,293 in 2019)	86,721	104,159
Lease Merchandise (net of accumulated depreciation and allowances of $874,238 in 2020 and $896,056 in 2019)	1,185,662	1,433,417
Loans Receivable (net of allowances and unamortized fees of $43,770 in 2020 and $21,134 in 2019)	67,596	75,253
Property, Plant and Equipment at Cost (net of accumulated depreciation of $336,029 in 2020 and $311,252 in 2019)	222,636	237,666
Operating Lease Right-of-Use Assets	269,645	329,211
Goodwill	291,446	736,582
Other Intangibles (net of accumulated amortization of $170,803 in 2020 and $151,932 in 2019)	169,368	190,796
Income Tax Receivable	9,510	18,690
Prepaid Expenses and Other Assets	112,178	114,271
Total Assets	$2,884,932	$3,297,800
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$320,016	$272,816
Accrued Regulatory Expense	—	175,000
Deferred Income Taxes Payable	231,151	310,395
Customer Deposits and Advance Payments	90,085	91,914
Operating Lease Liabilities	319,875	369,386
Debt	285,123	341,030
Total Liabilities	1,246,250	1,560,541
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at September 30, 2020 and December 31, 2019; Shares Issued: 90,752,123 at September 30, 2020 and December 31, 2019	45,376	45,376
Additional Paid-in Capital	299,418	290,229
Retained Earnings	1,912,494	2,029,613
Accumulated Other Comprehensive Loss	(1,244)	(19)

Less: Treasury Shares at Cost
Common Stock: 23,613,045 Shares at September 30, 2020 and 24,034,053 at December 31, 2019	(617,362)	(627,940)
Total Shareholders’ Equity	1,638,682	1,737,259
Total Liabilities and Shareholders' Equity	$2,884,932	$3,297,800

Aaron’s Holdings Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In Thousands)	2020	2019
OPERATING ACTIVITIES:
Net Earnings	$(102,283)	$138,529
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	1,672,841	1,464,887
Other Depreciation and Amortization	74,683	79,419
Accounts Receivable Provision	201,198	228,608
Provision for Credit Losses on Loans Receivable	23,761	15,291
Stock-Based Compensation	21,378	20,261
Deferred Income Tax (Benefit) Expense	(76,885)	28,747
Impairment of Goodwill and Other Assets	469,782	29,031
Non Cash Lease Expense	75,589	86,367
Other Changes, Net	5,529	3,423
Changes in Operating Assets and Liabilities, Net of Effects Of Acquisitions and Dispositions:
Additions to Lease Merchandise	(1,687,483)	(1,723,385)
Book Value of Lease Merchandise Sold or Disposed	263,007	298,904
Accounts Receivable	(183,807)	(225,372)
Prepaid Expenses and Other Assets	(1,381)	(19,642)
Income Tax Receivable	9,180	13,217
Operating Lease Liabilities	(85,073)	(91,333)
Accounts Payable and Accrued Expenses	48,851	5,762
Accrued Regulatory Expense	(175,000)	—
Customer Deposits and Advance Payments	(2,041)	(1,954)
Cash Provided by Operating Activities	551,846	350,760
INVESTING ACTIVITIES:
Investments in Loans Receivable	(73,208)	(49,311)
Proceeds from Loans Receivable	50,154	40,423
Outflows on Purchases of Property, Plant and Equipment	(50,867)	(67,049)
Proceeds from Disposition of Property, Plant and Equipment	3,829	2,805
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(2,874)	(12,873)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	359	2,813
Cash Used in Investing Activities	(72,607)	(83,192)
FINANCING ACTIVITIES:
Repayments on Revolving Facility, Net	—	(16,000)
Proceeds from Debt	5,625	—
Repayments on Debt	(61,515)	(62,317)
Dividends Paid	(8,035)	(7,086)
Acquisition of Treasury Stock	—	(39,422)
Issuance of Stock Under Stock Option Plans	9,876	5,115
Shares Withheld for Tax Payments	(11,734)	(12,977)
Debt Issuance Costs	(1,020)	—
Cash Used in Financing Activities	(66,803)	(132,687)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	(21)	102
Increase in Cash and Cash Equivalents	412,415	134,983
Cash and Cash Equivalents at Beginning of Period	57,755	15,278
Cash and Cash Equivalents at End of Period	$470,170	$150,261

Aaron’s Holdings Company, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	September 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$601,105	$384,182	$—	$985,287
Retail Sales	—	13,553	—	13,553
Non-Retail Sales	—	34,820	—	34,820
Franchise Royalties and Fees	—	8,079	—	8,079
Interest and Fees on Loans Receivable	—	—	10,233	10,233
Other	—	325	—	325
Total Revenues	$601,105	$440,959	$10,233	$1,052,297

	(Unaudited)
	Three Months Ended
	September 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$528,850	$377,926	$—	$906,776
Retail Sales	—	8,854	—	8,854
Non-Retail Sales	—	31,085	—	31,085
Franchise Royalties and Fees	—	8,087	—	8,087
Interest and Fees on Loans Receivable	—	—	8,687	8,687
Other	—	319	—	319
Total Revenues	$528,850	$426,271	$8,687	$963,808

Aaron’s Holdings Company, Inc. and Subsidiaries
Nine Months Revenues by Segment
(In thousands)

	(Unaudited)
	Nine Months Ended
	September 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$1,849,388	$1,153,799	$—	$3,003,187
Retail Sales	—	37,104	—	37,104
Non-Retail Sales	—	94,710	—	94,710
Franchise Royalties and Fees	—	18,168	—	18,168
Interest and Fees on Loans Receivable	—	—	29,555	29,555
Other	—	966	—	966
Total Revenues	$1,849,388	$1,304,747	$29,555	$3,183,690

	(Unaudited)
	Nine Months Ended
	September 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$1,568,584	$1,189,914	$—	$2,758,498
Retail Sales	—	30,561	—	30,561
Non-Retail Sales	—	102,190	—	102,190
Franchise Royalties and Fees	—	25,899	—	25,899
Interest and Fees on Loans Receivable	—	—	25,943	25,943
Other	—	961	—	961
Total Revenues	$1,568,584	$1,349,525	$25,943	$2,944,052

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude Progressive Leasing-related intangible amortization expense and insurance reimbursements for certain legal costs, as well as certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, restructuring charges, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, legal, accounting and personnel expenses incurred in conjunction with the Company's implementation of a holding company structure and the planned separation and distribution of the Aaron's Business into a separate company, and an income tax benefit resulting from the revaluation of a net operating loss carryback. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2019 exclude Progressive Leasing-related intangible amortization expense, certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, acquisition transaction and transition costs related to franchisee acquisitions and restructuring charges. The amounts for these after-tax non-GAAP adjustments, which are calculated using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to non-GAAP Net Earnings and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly Segment EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
    Finally, this press release presents pre-tax, pre-provision loss for Vive, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period. Management uses this measure as one of its bases for strategic planning and forecasting for Vive. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings (Loss) and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Earnings (Loss)	$109,345	$39,801	$(102,283)	$138,529
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	3,943	4,175	12,325	12,600
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	1,066	1,593	3,398	7,803
Add: Restructuring Expenses, net (5)(6)	2,940	4,250	25,252	29,082
Add: Acquisition Transaction and Transition Costs(7)	—	248	—	492
Add: Sales and Marketing Early Contract Termination Fees(8)	—	—	11,113	—
Add: Separation Costs(9)	6,019	—	8,182	—
Add: Impairment of Goodwill(10)	—	—	338,698	—
Less: Legal and Regulatory, net of Recoveries(11)	(607)	—	(633)	—
Less: NOL Carryback Revaluation	—	—	(35,540)	—
Non-GAAP Net Earnings	$122,706	$50,067	$260,512	$188,506

Earnings (Loss) Per Share Assuming Dilution(10)	$1.60	$0.58	$(1.52)	$2.02
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06	0.18	0.18
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	0.02	0.02	0.05	0.11
Add: Restructuring Expenses, net(5)(6)	0.04	0.06	0.37	0.42
Add: Acquisition Transaction and Transition Costs(7)	—	—	—	0.01
Add: Sales and Marketing Early Contract Termination Fees(8)	—	—	0.16	—
Add: Separation Costs(9)	0.09	—	0.12	—
Add: Impairment of Goodwill(10)	—	—	4.99	—
Less: Legal and Regulatory, net of Recoveries(11)	(0.01)	—	(0.01)	—
Less: NOL Carryback Revaluation	—	—	(0.52)	—

Non-GAAP Earnings Per Share Assuming Dilution(12)(13)	$1.80	$0.73	$3.84	$2.74

Weighted Average Shares Outstanding Assuming Dilution	68,155	68,652	67,849	68,739

(1)Net of taxes of $1,477 and $3,937 for the three and nine months ended September 30, 2020 calculated using the estimated tax rates of 27.3% and 24.2% for the respective periods.
(2)Net of taxes of $1,245 and $3,662 for the three and nine months ended September 30, 2019 calculated using the effective tax rate for the respective periods.
(3)Net of taxes of $400 and $1,086 for the three and nine months ended September 30, 2020 calculated using the estimated tax rates of 27.3% and 24.2% for the respective periods.
(4)Net of taxes of $475 and $2,268 for the three and nine months ended September 30, 2019 calculated using the effective tax rate for the respective periods.
(5)Net of taxes of $1,101 and $8,066 for the three and nine months ended September 30, 2020 calculated using the estimated tax rates of 27.3% and 24.2% for the respective periods.
(6)Net of taxes of $1,266 and $8,453 for the three and nine months ended September 30, 2019 calculated using the effective tax rate for the respective periods.
(7)Net of taxes of $74 and $143 for the three and nine months ended September 30, 2019 calculated using the effective tax rate for the respective periods.
(8)Net of taxes of $3,550 for the nine months ended September 30, 2020 calculated using the estimated tax rate of 24.2% for the respective periods.
(9)Net of taxes of $2,255 and $2,614 for the three and nine months ended September 30, 2020 calculated using the estimated tax rates of 27.3% and 24.2% for the respective periods.
(10)Net of taxes of $108,195 for the nine months ended September 30, 2020 calculated using the estimated tax rate of 24.2% for the period.
(11)Net of taxes of $228 and $202 for the three and nine months ended September 30, 2020 calculated using the estimated tax rates of 27.3% and 24.2% for the respective periods.
(12)For the nine months ended September 30, 2020, the GAAP Weighted Average Shares Outstanding Assuming Dilution was 67,107 and the Non-GAAP Weighted Average Shares Outstanding Assuming Dilution was 67,849.
(13)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

Vive Pre-tax, Pre-provision Earnings (Loss)
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Loss Before Income Taxes	$(3,306)	$(2,740)	$(10,675)	$(7,133)
Adjustment to Increase Allowance for Loan Losses During Period	4,722	1,271	11,041	1,084
Pre-tax, Pre-provision Earnings (Loss)	$1,416	$(1,469)	$366	$(6,049)

Aaron’s Holdings Company, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	September 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$109,345
Income Taxes[1]				30,992
Earnings (Loss) Before Income Taxes	$103,835	$39,808	$(3,306)	140,337
Interest Expense	2,847	(1,833)	959	1,973
Depreciation	2,208	14,920	196	17,324
Amortization	5,420	1,640	145	7,205
EBITDA	$114,310	$54,535	$(2,006)	$166,839
Separation Costs	1,765	6,509	—	8,274
Legal and Regulatory Expense, Net of Recoveries	(835)	—	—	(835)
Restructuring Expenses	—	4,041	—	4,041
Adjusted EBITDA	$115,240	$65,085	$(2,006)	$178,319

	(Unaudited)
	Three Months Ended
	September 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$39,801
Income Taxes[1]				11,864
Earnings (Loss) Before Income Taxes	$53,473	$932	$(2,740)	51,665
Interest Expense	1,910	1,210	871	3,991
Depreciation	2,049	15,365	205	17,619
Amortization	5,420	2,373	145	7,938
EBITDA	$62,852	$19,880	$(1,519)	$81,213
Restructuring Expenses	—	5,516	—	5,516
Acquisition Transaction and Transition Costs	—	322	—	322
Adjusted EBITDA	$62,852	$25,718	$(1,519)	$87,051
(1)Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

Aaron’s Holdings Company, Inc. and Subsidiaries
Non-GAAP Financial Information
Nine Months Segment EBITDA
(In thousands)

	(Unaudited)
	Nine Months Ended
	September 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$(102,283)
Income Tax Benefit[1]				(79,296)
Earnings (Loss) Before Income Taxes	$222,636	$(393,540)	$(10,675)	(181,579)
Interest Expense	9,866	(4,043)	2,802	8,625
Depreciation	6,508	45,741	623	52,872
Amortization	16,262	5,114	435	21,811
EBITDA	$255,272	$(346,728)	$(6,815)	$(98,271)
Restructuring Expenses	—	33,318	—	33,318
Sales and Marketing Early Termination Fees	—	14,663	—	14,663
Separation Costs	1,765	9,031	—	10,796
Legal and Regulatory Expense, Net of Recoveries	(835)	—	—	(835)
Impairment of Goodwill	—	446,893	—	446,893
Adjusted EBITDA	$256,202	$157,177	$(6,815)	$406,564

	(Unaudited)
	Nine Months Ended
	September 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$138,529
Income Taxes[1]				40,263
Earnings (Loss) Before Income Taxes	$167,267	$18,658	$(7,133)	178,792
Interest Expense	6,874	3,773	2,600	13,247
Depreciation	5,996	45,030	596	51,622
Amortization	16,262	11,100	435	27,797
EBITDA	$196,399	$78,561	$(3,502)	$271,458
Restructuring Expenses, Net	—	37,535	—	37,535
Acquisition Transaction and Transition Costs	—	635	—	635
Adjusted EBITDA	$196,399	$116,731	$(3,502)	$309,628
(1)     Taxes are calculated on a consolidated basis and are not identifiable by Company segments.